UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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                                                 May 8, 2007

Dear FECI Associate:

I am very excited about sharing with you some important news about our company. This morning, we will be announcing that our company has entered into an agreement with an affiliate of Fortress Investment Group to acquire all of the stock of the company. Shareholders will receive $62.50 in cash for each share of common stock they hold. On a date prior to the closing, shareholders will receive a special dividend of $21.50 per share. The combined payments represent a premium of 41% over our stock price since the beginning of the year and a doubling of our stock price over the past two years. The closing of the transaction will occur after approval by our shareholders and any required regulatory approvals are obtained. We expect that the closing would occur in late summer or early fall. The value created by this transaction is a direct result of your dedication, commitment and hard work over many years.

Fortress is a long-term investor in both transportation and real estate and views this acquisition as an opportunity to continue to build on the extraordinary success we have had to date as a company. The strength of our people and operations will be crucial to continued expansion of our services as Florida continues to grow.

I know many of you will have lots of questions about what this acquisition means to you and we plan to answer many of those questions as we work through the transition. Suffice it to say, Fortress has clearly stated its long-term interest in our people and assets and looks forward to building on the important successes we have had to date.

Sincerely,

Adolfo Henriques
Chairman, President and
Chief Executive Officer

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, the company will file a proxy statement with the Securities and Exchange Commission (SEC).

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the company’s shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s Web site www.sec.gov or from Florida East Coast Industries, Inc. at 10151 Deerwood Park Blvd, Building 100, Suite 350, Jacksonville, FL 32256.

Participants in the Solicitation

The company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the company in favor of the proposed transaction. Information about the company and its directors and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Shareholders of the Company, which was filed with the SEC on April 26, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.”

May 8, 2007

Fortress Investment Group to Acquire Florida East Coast Industries

This morning, Florida East Coast Industries, parent of Florida East Coast Railway, announced that it has entered into a definitive merger agreement with an affiliate of Fortress Investment Group LLC. The transaction is expected to close in the third quarter 2007. Below is a press release that provides more specific detail on the transaction.

We are very excited to be working with Fortress Investment Group and this transaction validates the confidence we have in this company and the transportation services we provide for you. We expect the consummation of this transaction to be transparent to our customers with no planned changes to the rail transportation services we currently provide.

Over the next few months, more information about our ownership transition will be available, which we will communicate to you as appropriate. If you have any specific questions regarding this transaction, please contact your FEC sales representative.

Sincerely,

John McPherson
President & COO

Reggie Thompson
Vice President - Carload Marketing & Sales

Chip Meador
Assistant Vice President Market Development

Important Additional Information Will be Filed with the SEC

Florida East Coast Industries plans to file with the SEC a proxy statement in connection with the transaction with Fortress. FECI shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about FECI, Fortress and the proposed transaction. The final proxy statement will be mailed to shareholders of FECI. In addition to the documents described above, FECI files annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by FECI, are available without charge at the SEC’s website at http://www.sec.gov, or at FECI’s website at http://www.feci.com.

Participants in Solicitation

Neither Florida East Coast Industries nor Fortress is currently engaged in a solicitation of proxies from the shareholders of FECI in connection with the proposed transaction. If a proxy solicitation commences, FECI, Fortress and their respective directors and officers and other members of management may be deemed to be participants in such solicitation. Information regarding FECI directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement, dated April 25, 2007, for its 2007 annual meeting of shareholders, which are filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the proposed transaction.